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                                                                    Exhibit 99.1


        CommNet Cellular Inc. Receives FCC Approvals and Extends Tender
       Offers to Purchase its 11 3/4% Senior Subordinated Discount Notes
              Due 2003 and its 11 1/4% Subordinated Notes due 2005

ENGLEWOOD, CO., Feb. 4, 1998/PRNewswire/--CommNet Cellular Inc. ("CommNet") (Nasdaq: CELS) announced today that on February 3, 1998 the FCC granted all of the remaining joint applications of CommNet and Blackstone CCI Capital Partners L.P. (the "Partnership") to transfer control of certain cellular and microwave licenses (including certain joint applications that had been the subject of petitions to dismiss or deny) from CommNet to the Partnership. As previously announced, on December 30, 1997 the FCC granted joint applications to transfer control of eight cellular licenses and denied a joint petition to dismiss or deny the joint applications relating to these eight licenses. The FCC approvals clear the way for CommNet to consummate the merger of AV Acquisition Corp., a Delaware corporation formed by the Partnership, with and into CommNet. The expiration date of CommNet's offers (the "Offers") to purchase for cash any and all of its outstanding 11 3/4% Senior Subordinated Discount Notes Due 2003 (the "Discount Notes") and any and all of its outstanding 11 1/4% Subordinated Notes due 2005 (the "Subordinated Notes," together with the Discount Notes, the "Notes") has been extended to 5:00 p.m., New York City time, on Monday, February 9, 1998, unless again extended. The Offers had been scheduled to expire today at 12:00 midnight, New York City time.

The Offers are being made in connection with the pending merger (the "Merger") of AV Acquisition Corp. with and into CommNet pursuant to a Merger Agreement dated as of May 27, 1997 (the "Merger Agreement"). CommNet currently expects that the Merger and the other transactions contemplated by the Merger Agreement will be consummated on Tuesday, February 10, 1998. The terms and conditions of the Offers are more fully set forth in the Offer to Purchase and Consent Solicitation Statement dated January 7, 1998, as supplemented on January 16, 1998, and the related Letter of Transmittal and Consent, which can be obtained from Beacon Hill Partners, Inc., the Information Agent, at (212) 843-8500 (collect) or (800) 253-3841.

CommNet has approximately $176.7 million in aggregate principal amount at maturity of the Discount Notes outstanding, of which approximately $176.4 million or 99.8% had been tendered as of the close of business today and approximately $80 million in aggregate principal amount of the Subordinated Notes outstanding, of which approximately $79.9 million or 99.9% had been tendered as of the close of business today.

CommNet operates, manages and finances cellular telephone systems in which its subsidiaries and affiliates hold ownership interests. CommNet owns interests in 82 markets located in 14 states with a proportionate interest in 3.6 million pops. CommNet is the manager in 56 of these markets with a total population of
4.2 million residing in nine contiguous states in the mountain and plains regions. These managed markets represent one of the largest geographic collections of continuous wireless systems in the United States.